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CANO HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

ITC Rumba, LLC EGGE, LLC EG Advisors, LLC Jaws Equity Owner 146, LLC Elliot Cooperstone Lewis Gold Barry S. Sternlicht
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Elliot Cooperstone, Lewis Gold and Barry S. Sternlicht, together with the other participants named herein (collectively, the “Former Directors Group”), have filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to WITHHOLD with respect to the election of certain directors, Dr. Alan Muney and Ms. Kim M. Rivera, of Cano Health, Inc., a Delaware corporation (the “Company”), at the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”).

On June 2, 2023, the Former Directors Group issued the following press release and open letter to stockholders:

Concerned Shareholders of Cano Health Issue Letter Regarding its Commitment to Turning Around the Company

Encourages Fellow Stockholders to Help Initiate the Turnaround by WITHHOLDING Support for Dr. Alan Muney and Kim Rivera – the Only Directors Standing for Re-Election at the Annual Meeting

Reiterates the Group is Awaiting a Resolution of its Litigation to Compel Cano to Reopen Window for Nominating Director Candidates and Making Proposals at the Annual Meeting

NEW YORK & MIAMI--(BUSINESS WIRE)--Elliot Cooperstone, Lewis Gold and Barry Sternlicht today released the following letter to Cano Health, Inc. (NYSE: CANO) stockholders:

Fellow Stockholder,

The three of us – Elliot Cooperstone, Lewis Gold and Barry Sternlicht (collectively with our affiliates, the “Group” or “we”) – hold an approximately 35% equity stake in Cano Health, Inc. (“Cano” or the “Company”), making our Group the largest stockholder of the Company. The three of us served on Cano’s Board of Directors (the “Board”) until this spring, when it became clear to us that Chief Executive Officer Dr. Marlow Hernandez and his boardroom allies had tuned out our consistent calls for better corporate governance, enhanced disclosure practices, improved capital allocation and financial controls, and a refined strategy. We contend Dr. Hernandez and Cano’s management-friendly directors demonstrated unconscionable levels of arrogance and intransigence by forming a “Shadow Board” that excluded us.1 This took place despite their ardent championing of actions that precipitated Cano’s stock price declining by more than 90% since the Company went public in June 2021.2

Rather than allow Cano’s current leadership to continue running the organization into the ground, we have begun a campaign – for the benefit of all stockholders – to turn around the Company from the outside. We have sought to lay a foundation for this turnaround over the past two months by doing the following:

1.	Filing proxy materials to solicit WITHHOLD votes against the two management-friendly members of the Board up for re-election at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on June 15, 2023: Dr. Alan Muney, Chair of Cano’s Compensation Committee, and Kim Rivera, Chair of Cano’s Nominating & Corporate Governance Committee. We urge you to send a clear message at this year’s Annual Meeting by voting WITHHOLD on Proposal 1 (Election of Dr. Muney and Ms. Rivera) on any proxy card received (GREEN or WHITE).

1 From March 17, 2023 through March 30, 2023, the Special Committee abandoned all pretenses that it was formed simply for the purpose of handling Mr. Sternlicht’s potential resignation and instead used the vast authority set forth in its charter to sideline our Group, effectively creating a “Shadow Board” of the Company that excluded our Group. In our view, this “Shadow Board” precluded our Group from discharging our fiduciary duties and participating in the oversight of the Company.

2 Since the Company went public in June 2021 to market close March 30, 2023, the unaffected closing price before Barry Sternlicht’s resignation from the Board became public.

2.	Submitting a notice to Cano to nominate two highly qualified, independent candidates – Joseph Berardo, Jr. and Guy P. Sansone – for election to the Board at the Annual Meeting. Messrs. Berardo and Sansone possess significant healthcare services experience as well as backgrounds in corporate governance, capital allocation, transactions and strategic planning.

3.	Submitting a proposal to Cano to give stockholders the opportunity to vote on the removal of Dr. Hernandez from the Board for cause at the Annual Meeting (the “Removal Proposal”).

4.	Urging Cano’s Board to voluntarily reopen the window for nominating director candidates and making business proposals at the upcoming Annual Meeting – a seemingly logical step given the extraordinary circumstances at the Company.

5.	Ultimately filing a lawsuit against Cano in the Delaware Court of Chancery to compel the Company to reopen the window for nominating director candidates and making business proposals at the upcoming Annual Meeting. Your ability to vote on (i.) the election of our two director candidates and (ii.) the Removal Proposal is dependent on the success of this lawsuit. A ruling is expected early this month.

The fact that three of us are investing our own capital, resources and time into this campaign should reinforce that we are committed to initiating a turnaround and are squarely aligned with you. As outlined in the subsequent sections of this letter, we have a deep understanding of the challenges at Cano and possess a clear vision for turning around the Company. We believe our ideas represent a stark contrast to the “state of denial” that Dr. Hernandez and his close associates seem to be operating in.

We Believe Dr. Muney and Ms. Rivera Bear Meaningful Responsibility for the State of Cano

We believe that Dr. Muney and Ms. Rivera must be held responsible for Cano’s corporate governance failures, compensation and human capital issues, and ongoing strategic and financial lapses given their leadership roles on relevant committees. Dr. Muney and Ms. Rivera have blindly sided with Dr. Hernandez and the supposed “independent” Chairman Solomon Trujillo despite numerous related-party transactions and sustained value destruction, raising questions about their independence, credibility and fitness to be stewards of your capital.

From our perspective, Dr. Muney and Ms. Rivera bear at least partial responsibility for the following strategic missteps and entrenchment maneuvers at Cano:

•	Significant Value Destruction – Dr. Muney and Ms. Rivera have supported Dr. Hernandez every step of the way, even as the Company’s stock has declined by more than 90% and underperformed significantly relative to the broader market and relevant indices.

•	Deteriorating Operating Performance – Cano just reported another quarter of disappointing results – including poor EBITDA at a mere $5 million – that reinforce Dr. Hernandez is pursuing a failed strategy (one which we expressed reservations about). The Company’s alarmingly meager cash balance further underscores the current Board’s poor supervision of Dr. Hernandez. In recent materials, the incumbent directors proudly and bizarrely cite having achieved consecutive quarters of positive cash flow, conveniently ignoring that the Company has declined from over $100 million of EBITDA at the time of Cano’s public listing, despite completing $100 million in acquisitions over the past two years.

•	Financial Control Issues – Cano was unable to file its 10-K on time for both fiscal year 2021 and fiscal year 2022, which has surely contributed to the destruction of significant stockholder value. Cano’s financial control issues raise concern about the abilities of Dr. Muney and Ms. Rivera to meet public market requirements as members of the Board’s Audit Committee.

•	Related-Party Transactions – Dr. Hernandez has a track record of entering into concerning transactions with family members and loan arrangements with Cano executives, including a $30 million loan received from Robert Camerlinck in February 2022, who later that year was appointed as Cano’s Chief Operating Officer. As members of the Audit Committee, Dr. Muney and Ms. Rivera have a duty to review all related-party transactions for potential conflicts of interests.

•	Reckless Capital Allocation and Concerning Transactions – Cano has burned through hundreds of millions of dollars of cash and accumulated ~$1 billion in net debt since its public listing in 2021. In a seemingly desperate effort to temporarily increase Cano’s stock price in late 2022, Dr. Hernandez locked the Company into a deal with MSP Recovery Inc. (“MSP”) for $57.8 million without involving the Company’s CFO or bringing it to the Board for approval. Cano is now carrying a ~$60 million receivable asset from MSP, which is unlikely to ever be realized by the Company.[3] The Audit Committee’s lack of oversight of management’s financially irresponsible actions (and the MSP transaction, in particular) are representative of the Company’s disregard for sound governance and financial controls.

•	Creation of the “Shadow Board” – Dr. Muney and Ms. Rivera spearheaded the formation of the “Shadow Board” that wrongfully excluded our Group from normal Board responsibilities and refused to meaningfully discipline Dr. Hernandez despite his borrowing, conflicted personal loan activities and immediate family related-party transactions having been found in an investigation by outside counsel to be “egregious violations of the Company’s code of conduct.”

•	Human Capital Management Issues – Cano has lost countless key executives in recent months, including its President – Coding, Billing and Credentialing, Chief Administrative Officer and Director of Quality. In our view, the inability to focus on culture improvements falls on Dr. Muney, who as Chair of the Compensation Committee has failed in his oversight of the Company’s strategies and policies related to human capital management, and Ms. Rivera, who as Chair of the Nominating & Corporate Governance Committee, has failed to set policies that limit nepotism.

•	Appointment of Solomon Trujillo as “Independent” Chairman – We believe Mr. Trujillo’s lack of healthcare industry experience, deep ties to Cano’s C-suite and well-documented history of insider deals make him unfit to serve as the Company’s Chairman. Ms. Rivera, as Chair of the Board’s Nominating & Corporate Governance Committee, has disregarded stockholders’ concerns by supporting the appointment of Mr. Trujillo as Chairman.

Our Group Possesses a Vision for Enhancing Stockholder Value and Turning Around Cano

Our Group has thought critically about how Cano can evolve from being a founder-dominated business to a mature, well-governed company. While the first step involves our fellow stockholders WITHHOLDING votes against the re-election of Dr. Muney and Ms. Rivera at this year’s Annual Meeting, we have a clear vision for continuing to enhance value for Cano stockholders. Our vision includes:

1.	Enhancing Cano’s Governance Policies: We believe the Board should prioritize a series of governance enhancements that will de-risk Cano, improve its corporate governance profile and help protect stakeholders’ best interests. These include: de-classifying the Board; adopting a majority voting standard for the election of directors and a director resignation policy; permitting stockholders to act by written consent, call special meetings, remove directors and amend the Bylaws with simple majority; and adopting a clear policy to limit the number of interconnected directors on the Board. We also recommend updating the Nominating & Corporate Governance Committee Charter to include comprehensive annual reviews of member relationships and qualifications.

3 MSP recently announced that if it does not file its 2022 10-K and first quarter 2023 10-Q by June 20, 2023, it will be delisted from the NASDAQ – making Cano's receivable worthless and therefore forcing a full write-down.

2.	Re-Focusing Cano’s Strategy: We believe Cano can maximize stockholder value by re-aligning and narrowing its strategic focus, building a more attractive business and concurrently exploring strategic alternatives. The Board should sell non-core assets (including those outside of Florida), which will allow leadership to devote more resources to the high-value, profitable Florida Medicare Advantage business and drive renewed organic growth in the core Florida market.

3.	Establishing a Clear Capital Allocation Framework: We believe a reconstituted Board and leadership team must take immediate steps to rectify the reckless capital allocation actions that have caused the Company to burn through an immense amount of cash. To begin to regain the trust of stockholders, we believe the Board needs to transparently lay out capital allocation priorities that include investing in the Florida Medicare Advantage business and core opportunities, prioritizing debt reduction based on cash generated from non-core asset sales and opportunistically re-purchasing shares based on market conditions and cash flows.

4.	Improving Human Capital Management and Transparency: Installing new leaders and reconstituting the Board with directors who prioritize transparency and accountability will help ensure that employees understand Cano will no longer be run for the benefit of a select few insiders. This will help improve morale and ultimately employee retention, which has been a significant issue for Cano over the past 18 months. Implementing governance enhancements and tying compensation to value creation will also help ensure that management is held accountable and fully aligned with stockholders’ interests.

5.	Installing High-Integrity Management and Reconstituting the Board: In the long-term, and in the event we are successful in our litigation, we believe Dr. Hernandez should be replaced with a high-integrity, well-credentialed CEO. From our Group’s perspective, the ideal CEO candidate would possess healthcare services operating experience and prior public company experience with an outstanding history of sound corporate governance and a record of balancing the interests of employees, partners and stockholders above their own. If we’re successful in compelling the Company to reopen the nomination window, we have already identified and nominated two highly qualified, independent candidates – Messrs. Berardo and Sansone – who can help start a turnaround at Cano. Both candidates have significant healthcare services experience, corporate governance expertise, capital allocation and transaction experience, and a track record of sound strategic planning.

Your Vote is Critically Important – Take Action Today

As stockholders of the Company, you have an opportunity to have your voice heard at the June 15th Annual Meeting. Voting WITHHOLD on Dr. Muney, Chair of Cano’s Compensation Committee, and Ms. Rivera, Chair of Cano’s Nominating & Corporate Governance Committee, is the first step toward turning around our Company. This will send the message that you are dissatisfied with the status quo and believe change is urgently needed at Cano.

We will continue to press for Board and leadership changes following the Annual Meeting to help initiate an enduring turnaround that can maximize value for all Cano stakeholders. In the meantime, we urge stockholders to vote WITHHOLD on Proposal 1 (Election of Dr. Muney and Ms. Rivera) on any proxy card received (the GREEN or WHITE proxy card).

Sincerely,

Elliot Cooperstone	Lewis Gold	Barry Sternlicht

Contacts

Investors:

HKL & Co., LLC

Peter Harkins, Jr. / Jordan Kovler

Toll-Free: (800) 326-5997

CANO@hklco.com

Media:

Longacre Square Partners

Charlotte Kiaie / Greg Marose

ckiaie@longacresquare.com / gmarose@longacresquare.com